Exhibit 10.1

DESCRIPTION OF EXECUTIVE OFFICER CASH BONUS PLAN

Maxygen, Inc. (the “Company”) maintains a Cash Bonus Plan for executive officers and certain other officers of the Company that is designed to reward participants based on their individual performance and the Company’s financial and other performance.

Under the Cash Bonus Plan, annual bonus amounts are determined based on specified weighting of factors relating to executive officer’s individual performance, the overall financial performance of the Company and other performance targets. The annual financial and other targets for the Cash Bonus Plan are set by the Compensation Committee of the Company’s Board of Directors and are currently based on the company’s financial performance (revenue and cash burn), product development goals and other objectives.

The Company’s Chief Executive Officer is eligible to receive an annual cash performance bonus of between 0 and 100% of base salary and the target bonus amount for the Company’s Chief Executive Officer is 40% of base salary. The Company’s executive officers (other than the Chief Executive Officer) are eligible to receive an annual cash performance bonus of between 0 and 50% of base salary and the target bonus amount for these executive officers is 25% of base salary. Bonus payments are paid in one annual payment shortly after the end of each calendar year.